Exhibit 8.1

GRUPO IMSA, S.A. DE C.V.

	Name	Jurisdiction of Incorporation	Doing Business as
1	IMSA ACERO, S.A. DE C.V. and	Mexico	—

	ECORE HOLDING, S. DE R.L. DE C.V	Mexico	—

1-1	IMSA-MEX, S.A. DE C.V.	Mexico	Imsa-Mex; IMSA; APM

1-2	INDUSTRIA GALVANIZADORA, S.A.	Guatemala	Ingasa

1-3	IMSA STEEL, CORP.	Delaware, U.S.A.	Steelscape

1-4	IMSA INC.	Texas, U.S.A	Imsa Inc.

2	IMSALUM, S.A. DE C.V.	Mexico	—

2-1	CUPRUM, S.A. DE C.V.	Mexico	Cuprum

2-2	VENTANAS CUPRUM, S.A. DE C.V.	Mexico	Ventanas Cuprum

2-3	LOUISVILLE LADDER GROUP, LLC	Delaware, U.S.A.	Louisville Ladder

2-4	ESCALERAS, S. DE R.L. DE C.V.	Mexico	Escaleras

2-5	TIENDAS ALUTODO, S.A. DE C.V.	Mexico	Tiendas Alutodo

3	IMSATEC, S.A. DE C.V.	Mexico	—

3-1	EMPRESAS STABILIT, S.A. DE C.V.	Mexico	Stabilit; Glasteel; Graham; Resolite

3-2	IMSA ITW, S.A. DE C.V.	Mexico	IMSA Signode; STAHL

3-3	FORJAS METALICAS, S.A. DE C.V.	Mexico	Formet

3-4	MULTYPANEL, S.A. DE C.V.	Mexico	Multypanel

3-5	METL-SPAN, CORP.	Texas, U.S.A.	Metl Span

3-6	GRUPO IMSA CHILE, S.A.	Chile	Varco Pruden Chile; Tecnosteel

3-7	BAYER IMSA, S.A. DE C.V.	Mexico	Bayer-IMSA

3-8	VALMONT FORMET, S. DE R.L. DE C.V.	Mexico	Valmont Formet

3-9	VARCO PRUDEN HOLDING, INC.	Delaware, U.S.A.	VP Buildings; United Panel

3-10	IMSA VARCO PRUDEN, S.A. DE C.V.	Mexico	IMSA Varco Pruden

3-11	ASC PROFILES INC.	Washington, U.S.A.	ASC Profiles